Ocean Power Technologies Enters into $10 million Common Stock Purchase Agreement with Aspire Capital Fund

MONROE TOWNSHIP, N.J., August 13, 2018 (GLOBAL NEWSWIRE)– Ocean Power Technologies, Inc. (Nasdaq: OPTT), a leader in innovative ocean energy solutions, announced today it has executed a Common Stock Purchase Agreement (the “Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”) to sell up to $10 Million in common stock to Aspire Capital over a term of 30 months, commencing after a registration statement related to the transaction has been filed and declared effective by the U.S. Securities and Exchange Commission. Proceeds will be used by Ocean Power for general corporate purposes, including working capital.

George H. Kirby, President and Chief Executive Officer of Ocean Power Technologies, said “We are excited about this partnership with Aspire Capital and the opportunity of potential future access to capital at attractive terms. It provides the Company greater flexibility and access to additional funding allowing the Company to strengthen its financial position as it is gaining critical momentum in its commercialization programs, including the continued marketing and sale of our PB3 PowerBuoy™ to our targeted markets.”

Key terms under the Purchase Agreement include:

●	Ocean Power will control the timing and amount of any sales to Aspire Capital based on market price at the time of each sale;

●	Aspire Capital has no right to require any sales by Ocean Power but is obligated to make purchases when the Company desires to sell shares of its common stock to Aspire Capital, in accordance with the terms of the Purchase Agreement;

●	Ocean Power also has the right to sell shares to Aspire Capital at up to 30% to the trading volume of the shares for the next business day at a volume weighted average price (“VWAP”) at the lesser of the closing sale price or 97% of the next day’s VWAP.

●	Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of the Company's common stock during any time prior to the termination of the Purchase Agreement;

●	There are no limitations on the use of proceeds, financial covenants or restrictions on future financings and there are no rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement; and

●	The Purchase Agreement may be terminated by Ocean Power at any time, at its discretion, without any additional cost or penalty.

A complete and detailed description of the Purchase Agreement and related Registration Rights Agreement are set forth in the Company's Current Report on Form 8-K filed on Monday, August 13, 2018 with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy™ uses ocean waves to provide clean and reliable electric power and real-time data communications for remote offshore applications in markets such as oil and gas, defense, security, science, research, and communications. To learn more, visit www.oceanpowertechnologies.com.

About Aspire Capital Fund, LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Jackie Marcus or Steve Calk

Email: OPTT@alpha-ir.com

Phone: 312-445-2870

Ocean Power Technologies, Inc.